AGREEMENT TO VOTE IN FAVOR
                           --------------------------

     This AGREEMENT TO VOTE IN FAVOR (this "Agreement") is between the undersigned stockholders ("Stockholders") of Landmark Financial Corp., a Delaware corporation ("Landmark"), and TrustCo Bank Corp NY, a New York corporation ("TrustCo").

                                    RECITALS
                                    --------

     A. TrustCo and Landmark are entering into that certain Agreement and Plan of Merger, of even date herewith (the "Merger Agreement"), pursuant to which a newly chartered subsidiary of TrustCo will merge with Landmark (the "Merger"). The Merger Agreement has been approved by the Board of Directors of Landmark, and, pursuant to the laws of the State of Delaware, the Merger and the Merger Agreement will be submitted to the stockholders of Landmark for their approval.

     B. The Stockholders are currently the owners and holders of a substantial number of issued and outstanding shares of common stock of Landmark entitled to vote upon approval of the Merger and the Merger Agreement.

     C. TrustCo, in consideration of the time, effort, money and resources which it will expend in furtherance of the transactions contemplated by the Merger Agreement, desires to obtain the agreement of the Stockholders to vote for approval and adoption of the Merger Agreement, to vote against any competing proposal or offer to acquire Landmark, and to refrain from soliciting or initiating any competing proposal or offer to acquire Landmark, all on the terms and conditions set forth herein.

     D. The Stockholders, in order to induce TrustCo to pursue the Merger and enter into the Merger Agreement, and to assure the Stockholders of the potential benefits of the proposed Merger, wish to vote for approval and adoption of the Merger and the Merger Agreement upon the terms and conditions set forth herein.

                                    AGREEMENT
                                    ---------

     NOW THEREFORE, it is agreed as follows:

     Section 1. Agreement to Vote. The Stockholders shall vote all shares of Landmark common stock currently owned or controlled by them (the number of such Shares owned by each Stockholder being set forth on Exhibit A hereto), plus any additional shares which the Stockholders may own or control as of the date of the Landmark Shareholders' Meeting (as defined in the Merger Agreement) and which the Stockholders are entitled to vote (the "Shares") (i) in favor of approving the Merger and approving and adopting the Merger Agreement at the Landmark Shareholders' Meeting or at any adjournments or postponements of the Landmark Shareholders' Meeting and (ii) against any proposal or offers from any person relating to any merger, consolidation, business combination with, or any equity interest in Landmark, or any acquisition or purchase of all or more than ten percent (10.0%) of the assets or stock of Landmark. Notwithstanding the foregoing, if a Stockholder controls the Shares by virtue of an agreement or relationship which is fiduciary in nature, and such relationship or the terms of such agreement make it such Stockholder's fiduciary responsibility to vote such Shares other than as provided above, such Stockholder shall be free to do so.

     Section 2. Restriction on Transfer of Shares. Until this Agreement terminates pursuant to Section 4 below, the Stockholders shall not sell, transfer, assign, or otherwise dispose of the Shares or grant a proxy to vote the Shares to any person unless such assignee, transferee or proxyholder enters into an agreement with TrustCo substantially in the form of this Agreement.

     Section 3. Stockholder's Warranty of Ownership. Each of the Stockholders represents and warrants that (i) such Stockholder either is the record and beneficial owner or controls the Shares set forth by his or her name on Exhibit A (except with respect to any Shares which Stockholder does not own as of the date of this Agreement but may acquire following the date of this Agreement and which are included within the definition of Shares), (ii) such Stockholder has full right, power, and authority to enter into and perform this Agreement, and
(iii) nothing in this Agreement will violate the terms of any other agreement affecting the Shares.

     Section 4. Termination. This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement, and (ii) the consummation of the Merger.

     Section 5. Miscellaneous Provisions.

          Section 5.01. Notice. All notices under this Agreement shall be in writing and may be given by personal delivery, telecopier, overnight express mail by a registered national air courier, or by registered mail. Notice by personal delivery shall be deemed given upon actual receipt. Notice by telecopier or overnight express mail shall be deemed given on the date of actual receipt. Notice given by registered mail shall be deemed given on the third business day following the date when the notice material is deposited in the United States Mail, return receipt requested, addressed to each Stockholder at his address shown below.

          Section 5.02. Applicable Law. This Agreement and the rights and obligations of the Stockholders and TrustCo under this Agreement shall be governed, construed, and interpreted in accordance with the laws of the State of New York, without reference to any choice of law provisions.

          Section 5.03. Entire Agreement. This Agreement constitutes the entire agreement between each Stockholder and TrustCo with respect to the subject matter hereof. All prior oral understandings and memoranda expressing agreements regarding the subject matter hereof between them are merged herein and are extinguished hereby.

               Section 5.04. Amendment. This Agreement may not be amended except by a writing executed by the Stockholders and TrustCo.

               Section 5.05. Assignability and Binding Effect. This Agreement may not be assigned. This Agreement shall be binding upon and inure to the benefit of the Stockholders and TrustCo and their respective heirs, devises, legatees, personal representatives, agents and successors.

               Section 5.06. Counterparts. This Agreement may be executed by TrustCo and the Stockholders on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on TrustCo and the Stockholders notwithstanding that TrustCo and each of the Stockholders are not signatories to the same counterpart.

     IN WITNESS WHEREOF, the Stockholders and TrustCo have executed this Agreement as of this 21 day of February, 2000.


STOCKHOLDERS:



Name: Frederick W. Lee                        Name: Edward R. Jacksland
Address:                                      Address:





Name: Gordon E. Coleman                       Name: John R. Francisco
Address:                                      Address:





Name: F. Richard Ferraro                      Name: Frederick P. LaCoppola
Address:                                      Address:





Name: Carl J. Rockefeller                     Name: Leila N. Salmon
Address:                                      Address:





Name: Patricia A. Symolon                     Name: Paul Hoffman
Address:                                      Address:




Name: H. Stuart Larson
Address:

                                        TRUSTCO BANK CORP NY


                                        By:
                                                 Name:
                                                 Title:

                                        Address: 320 State Street
                                                 Schenectady, New York 12305

                                    Exhibit A


                                                                  Number
                           Name                                 of Shares


                  Frederick W. Lee

                  Edward R. Jacksland

                  Gordon E. Coleman

                  John R. Francisco

                  F. Richard Ferraro

                  Frederick P. LaCoppola

                  Carl J. Rockefeller

                  Leila N. Salmon

                  Patricia A. Symolon

                  Paul Hofmann

                  H. Stuart Larson